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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ALIGN TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 25, 2005
10:00 a.m.

TO OUR STOCKHOLDERS:

        The 2005 Annual Meeting of Stockholders of Align Technology, Inc. ("Align") will be held on Wednesday, May 25, 2005, at 10:00 a.m. Pacific Daylight Time at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California 95054 for the following purposes:

  1.
  To elect nine (9) directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2005;

  3.
  To approve the 2005 Incentive Plan; and

  4.
  To consider such other business as may properly come before the Annual Meeting of Stockholders.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only those stockholders who owned shares of our common stock at the close of business on March 28, 2005 are entitled to attend and vote at the Annual Meeting of Stockholders and any postponements or adjournments of the meeting.

IF YOU PLAN TO ATTEND:

        Please note that only stockholders and their proxies are invited to attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. and seating will begin thereafter. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

                      For the Board of Directors of
                      ALIGN TECHNOLOGY, INC.

                      Roger E. George
                       Vice President, Legal Affairs, General Counsel and Corporate Secretary

Santa Clara, California
April 18, 2005

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR
PROXY AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE
ENCLOSED PROXY CARD.

TABLE OF CONTENT

GENERAL INFORMATION	1
Why am I receiving these materials?	1
What information is contained in these materials?	1
What proposals will be voted on at the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	1
Who can attend the Annual Meeting?	2
What are the voting rights of the holders of Align Common Stock	2
How do I vote?	2
Can I change my vote after I return my proxy card?	2
How does the Board recommend that I vote my shares?	3
What constitutes a quorum?	3
What vote is required to approve each item?	3
Who will bear the cost of soliciting votes for the Annual Meeting?	4
Who will count the vote?	4
Is there any information that I should know about future annual meetings?	4
What if multiple stockholders share the same address?	5
Other Matters	5
PROPOSAL ONE—ELECTION OF DIRECTORS	6
Nominees	6
Information Concerning the Nominees	6
PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	9
Fees to PricewaterhouseCoopers LLP for Fiscal 2004 and 2003	9
Audit Committee's Policy of Pre-Approval of Audit and Permissible Non-Audit Services	10
PROPOSAL THREE—APPROVAL OF THE 2005 INCENTIVE PLAN	11
Summary of the 2005 Incentive Plan	12
Number of Awards Granted to Employees, Consultants and Directors	15
Federal Tax Aspects	16
CORPORATE GOVERNANCE	18
Corporate Governance Policies and Practices	18
Stockholder Communications with Board of Directors	18
Director Recommendations and Nominations	18
Director Independence	19
Director Compensation	20
Board of Directors and Committee Meetings	21
Compensation Committee Interlocks and Insider Participation	22
PRINCIPAL STOCKHOLDERS	23
EXECUTIVE COMPENSATION	25
Summary Compensation Table	25
Option Grants in Fiscal 2004	26
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	26
Employment Contracts and Termination of Employment and Change in Control Arrangements	27
EQUITY COMPENSATION PLAN INFORMATION	29
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	30
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	34
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	35
PERFORMANCE GRAPH	36
OTHER MATTERS	37

i

ALIGN TECHNOLOGY, INC.
881 Martin Avenue
Santa Clara, California 95050

PROXY STATEMENT FOR THE
2005 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Q:
Why am I receiving these materials?

A:
The Board of Directors of Align Technology, Inc., in connection with Align's annual meeting of stockholders, is soliciting the enclosed proxy from you. The proxy will be used at our 2005 Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Daylight Time on Wednesday, May 25, 2005, at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California 95054 (referred to in this proxy statement as the "Annual Meeting").

Q:
What information is contained in these materials?

A:
This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures. Align's 2005 Annual Report, audited financial statements, proxy card and return envelope are also enclosed. These proxy materials are being mailed on or about April 18, 2005 to all of our stockholders as of the record date, which was set by our Board of Directors as March 28, 2005.

Q:
What proposals will be voted on at the Annual Meeting?

A:
There are three proposals scheduled to be presented at the Annual Meeting, and upon which you are being asked to vote:

•
The election of nine (9) directors to serve until the next annual general meeting of stockholders or until their respective successors have been duly elected and qualified;

•
The ratification of the appointment of PricewaterhouseCoopers LLP as Align's independent registered public accountants for the fiscal year ending December 31, 2005; and

•
To approve Align's 2005 Incentive Plan.

  These proposals are discussed in greater detail in the sections entitled "Proposal One", "Proposal Two" and "Proposal Three".

Q:
Who is entitled to vote at the Annual Meeting?

A:
Only stockholders of record who owned Align common stock at the close of business on March 28, 2005, the record date for the Annual Meeting, are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares of Align common stock that you held on the record date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. As of the record date, 61,406,898 shares of our common stock were issued and outstanding.

Q:
Who can attend the Annual Meeting?

A:
Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. and seating will begin thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:
What are the voting rights of the holders of Align common stock?

A:
Each share of Align common stock you own entitles you to one vote on each matter considered at the Annual Meeting.

Q:
How do I vote?

A:
You can vote by returning the enclosed proxy card and proxy in the envelope provided or by attending the Annual Meeting in person. We have summarized below the two different ways that you can vote.

  Voting by Mail.    By signing and returning the proxy card according to the enclosed instructions, you are enabling our President and Chief Executive Officer and our Vice President of Finance and Chief Financial Officer, who are named on the proxy card as "proxies or attorneys-in-fact", to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting. By signing and returning the proxy card prior to the Annual Meeting, you ensure that your shares will be voted even if you are ultimately unable to attend.

  Voting in Person at the Annual Meeting.    If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the Annual Meeting you will need to bring a legal proxy from your broker or other nominee authorizing you to vote these shares.

Q:
Can I change my vote after I return my proxy card?

A:
Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is voted at the Annual Meeting. In order to do this, you may either:

•
sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting; or

•
provide written notice of the revocation to:

Corporate Secretary
Align Technology, Inc.
881 Martin Avenue,
Santa Clara, California 95050-2903

    prior to the time we take the vote at the Annual Meeting; or

  •
  attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:
How does the Board recommend that I vote my shares?

  Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. In summary, the Board recommends a vote:

  •
  FOR the election of the nominees for director identified in Proposal One;

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2005; and

  •
  FOR the approval of Align's 2005 Incentive Plan.

  With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement was printed, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Q:
What constitutes a quorum?

A:
A quorum, which is a majority of our outstanding shares of Common Stock as of the record date, must be present or represented in order to hold the meeting and to conduct business. As of the record date, 61,406,898 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 30,703,449 votes will be required to establish quorum. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting in person and will be considered as being present and represented if you submit a properly executed proxy card.

Q:
What vote is required to approve each item?

A:
The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

  Election of Directors.    The nine (9) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote either "for" or "withhold" your vote for the director nominees. A properly executed proxy marked "withhold" with respect to the election of one or more directors will not be voted with respect to the director or directors, although it will be counted for purposes of determining whether there is a quorum.

  Other Items.    For each other item, the affirmative vote of a majority of the shares present, represented and entitled to vote on the item will be required for approval. You may vote "for," "against," or "abstain" from voting on the proposal. A properly executed proxy marked "abstain" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the approval of PricewaterhouseCoopers LLP as our independent registered public accountants even if the broker does not receive voting instructions from you. Due to certain rules, your broker may not vote your shares on the proposal relating to the approval of the 2005 Incentive Plan absent instructions from you. Without your voting instructions on this item, a broker non-vote will occur. Broker non-votes, however, are not included in the tabulation of the voting results for proposals requiring the approval of a majority of the votes cast, and, therefore they will not affect the outcome of any of the matters being voted on the Annual Meeting. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum at the Annual Meeting.

Q:
Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by directors and employees of Align and by a third-party proxy solicitation company. We have engaged The Altman Group, to assist in solicitation of proxies at an estimated fee of $8,500, plus disbursements. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Q:
Who will count the vote?

A:
We expect a representative from EquiServe will tabulate the proxies and act as inspector of the election.

Q:
Is there any information that I should know about future annual meetings?

A:
As a stockholder you may be entitled to present proposals for action at a future annual stockholder meeting.

  Proposals intended to be included in Proxy Statement.    Stockholder proposals that stockholders intend to present at Align's 2006 Annual Meeting of Stockholders and desire to have included in Align's proxy materials relating to such meeting must be received by Align no later than December 19, 2005, which is 120 calendar days prior to the anniversary of this year's proxy statement mailing date, and must be in compliance with applicable laws and regulations (including Rule 14a-8 of the Securities Exchange Act of 1934). If the date of the 2006 Annual Meeting of Stockholders is moved more than 30 days before or after the anniversary date of this year's Annual Meeting, the deadline for inclusion of a proposal in Align's proxy statement will instead be a reasonable time before Align begins to print and mail its proxy materials. Proposals should be addressed to:

Corporate Secretary
Align Technology, Inc
881 Martin Avenue
Santa Clara, California
95050-2903

  Proposals not intended to be included in Proxy Statement.    If you wish to present a proposal at Align's 2006 Annual Meeting of Stockholders and the proposal is not intended to be included in Align's proxy statement, you must give Align advance notice of such proposal in accordance with Align's Bylaws. Pursuant to Align's Bylaws, in order for a stockholder proposal to be deemed properly presented a stockholder must deliver notice of such proposal to Align's Corporate Secretary, at the address provided above, no earlier than the close of business on January 25, 2006 and no later than the close of business on February 24, 2006. However, if the date of the 2006 Annual Meeting of Stockholders is either more than 30 days before or more than 70 days after the anniversary date of this year's Annual Meeting, stockholders must give Align notice of any stockholder proposals no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (i) 90th day prior to the annual meeting or (ii) the close of business on the 10th day following the day on which Align first publicly announces the date of the meeting.

Q:
What if multiple stockholders share the same address?

A:
To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share a single address, unless otherwise requested by one or more of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (408) 470-1000 or by writing to us at Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 94050-2903, Attn: Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Other Matters

        You may receive an additional copy of Align's Annual Report on Form 10-K for fiscal 2004 without charge or a copy of the exhibits to Align's Annual Report on Form 10-K for fiscal 2004 for a reasonable fee by sending a written request to Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050-2903, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

        A board of nine (9) directors is to be elected at the Annual Meeting. The nominees for election at the Annual Meeting are: H. Kent Bowen, David E. Collins, Brian Dovey, Joseph Lacob, C. Raymond Larkin, Jr., Thomas M. Prescott, Greg J. Santora, Kelsey Wirth and Warren S. Thaler. Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated these individuals for election to the Board of Directors. Each director is elected annually to serve until the next annual meeting or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

        Unless otherwise instructed, the proxyholders will vote the proxies received by them for election of these nominees. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board of Directors to fill the vacancy. The Board expects that all of the nominees will be available to serve as directors. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner as to assure the election of the nominees named above.

        In March 2004, a security holder recommended Mr. Thaler as a member of the Board of Directors. After conducting its evaluation, including conducting interviews with Mr. Thaler, the Nominating and Governance Committee recommended his election to the Board of Directors. In June 2004, the Board of Directors elected Mr. Thaler as a director. Information regarding Mr. Thaler is provided below. All of the nominees, except Mr. Thaler, have served as directors since the last annual meeting of stockholders. Each of the nominees has consented to serve if elected.

Information Concerning the Nominees

        The following table sets forth the name and age of the nominees, the positions of each with Align and the period during which each has served as a director. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under "Principal Stockholders." Additional information regarding each nominee appears after the table.

Name	Age	Position(s) with Align	Director Since
H. Kent Bowen(1)(3)	63	Director	2000
David E. Collins(1)(2)	70	Director	2003
Brian Dovey(1)(2)	63	Director	1998
Joseph Lacob(3)	49	Director	1997
C. Raymond Larkin, Jr.(3)	56	Director	2004
Thomas M. Prescott	49	President, Chief Executive Officer and Director	2002
Greg J. Santora(2)	53	Director	2003
Warren S. Thaler(2)	42	Director	2004
Kelsey Wirth	35	Director	1997

(1)
Member of Compensation Committee

(2)
Member of Audit Committee

(3)
Member of Nominating and Governance Committee

        H. Kent Bowen has served as a director of Align since May 2000. Dr. Bowen is the Bruce Rauner Professor of Business Administration at Harvard University's Graduate School of Business, where his research and teaching is in the field of operations and technology management. Prior to joining Harvard in 1992, he was an engineering professor at the Massachusetts Institute of Technology (M.I.T.) from 1970 to 1992 where he was the Ford Professor of Engineering and co-founder of the Leaders for Manufacturing Program. He currently serves as a director of Ceramics Process Systems, a developer of thermal solution products, Allegheny Technologies, a specialty materials producer, and two not-for-profit companies. He received his B.S. in Engineering from the University of Utah and Ph.D. from M.I.T. Committees: Compensation and Nominating and Governance.

        David E. Collins has served as a director of Align since April 2003. From 1994 to April 2004, Mr. Collins served as an independent consultant. His most recent operational role was with Schering-Plough Corporation from 1989 to 1994. At Schering-Plough, he created and served as President of a new consumer products division known as HealthCare Products, as well as serving as a member of the Schering-Plough Operations Committee, that company's senior executive management group. Prior to Schering-Plough, Mr. Collins helped found New York-based venture capital firm Galen Partners. Mr. Collins also spent 26 years with Johnson & Johnson and from 1962 to 1978 he served in a number of roles in the law department at Johnson & Johnson, including Corporate Secretary and General Counsel. In 1978, Mr. Collins transitioned into a series of executive management roles, including President of McNeil Laboratories, with responsibility for several Latin American subsidiaries, leadership of the worldwide consumer products business and oversight of corporate public relations, investor relations, strategic planning and the government legislative liaison office. In 1982, Mr. Collins became a member of the Johnson & Johnson Executive Management Committee. Mr. Collins also served on the Board of Directors of Johnson & Johnson and left in 1988 as Vice Chairman of the Board of Directors. Committees: Audit and Compensation (Chair).

        Brian Dovey has served as a director of Align since July 1998. Mr. Dovey has been a managing member of Domain Associates, L.L.C., a venture capital firm, since 1988. Prior to Domain, Mr. Dovey, spent six years at Rorer Group, Inc. (now Aventis) and served as that company's President from 1986 to 1988. Previously, he was President of Survival Technology, Inc., a start-up medical products company. Mr. Dovey also held management positions with Howmedica, Inc., Howmet Corporation and New York Telephone. Mr. Dovey has served as both President and Chairman of the National Venture Capital Association and is on the Board of Trustees for the Wistar Institute and the Burnham Institute. Mr. Dovey currently serves on the board of directors of Cardiac Science, Inc., Neose Technologies and several private companies. Mr. Dovey received his B.A. in Mathematics from Colgate University and an M.B.A. from Harvard University. Committees: Audit and Compensation.

        Joseph Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. Prior to that, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. Mr. Lacob currently serves on the board of directors of Nuvasive, Inc., as well as several privately held companies. Mr. Lacob received his B.S. in Biochemistry from the University of California at Irvine, his Master's in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University. Committees: Nominating and Governance (Chair).

        C. Raymond Larkin, Jr.    has served as a director of Align since March 2004. He currently is the Chairman and Chief Executive Officer of Eunoe, Inc., a medical device company, and a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies. Prior to this, he was Chairman and CEO of Nellcor Puritan Bennett, Inc., a medical instrumentation company. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the boards of DaVita Inc. and Hanger Orthopedic

Group, Inc. Mr. Larkin received his Bachelor of Sciences degree in industrial management from LaSalle University. Committees: Nominating and Governance.

        Thomas M. Prescott has served as our President and Chief Executive Officer and a member of the Board of Directors since March 2002. Prior to joining Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University.

        Greg J. Santora has served as a director of Align since July 2003. Mr. Santora has served as the Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, since December 2003. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen LLP, has been a CPA since 1974. He serves on the board of directors of Digital Insight Corporation. Mr. Santora holds a B.S. in accounting from the University of Illinois and an M.B.A. from San Jose State University. Committees: Audit (Chair).

        Warren S. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. From 1995 to 2001, Mr. Thaler was Vice President of Gund Investment Corporation. From 1990 to 2005, Mr. Thaler was on the boards of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor on the National Basketball Association's Board of Governors. Mr. Thaler currently serves as a board member on three privately held companies. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University. Committees: Audit.

        Kelsey Wirth has served as a director of Align since our inception in April 1997. Ms. Wirth is one of our founders and served as President and Secretary from inception to November 2001. From 1993 to 1995, Ms. Wirth worked for the Environmental Working Group and World Resources Institute as an environmental consultant, and in 1992 she worked for the Lamm Senate campaign as director of constituency outreach. Ms. Wirth received her B.A. in American History and Literature from Harvard College and her M.B.A. from Stanford University.

        There are no family relationships between any director or executive officer.

The Board of Directors recommends that stockholders vote "FOR" the election of these nominees.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accountants ("PwC"), to audit the financial statements of Align for the fiscal year ending December 31, 2005. In making its recommendation to appoint PwC as Align's independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm's independence.

        Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our bylaws or any other applicable legal requirement, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

        Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to PricewaterhouseCoopers LLP for Fiscal 2004 and 2003

        The following table presents fees for professional services rendered by PwC for the audit of Align's annual financial statements for fiscal 2004 and 2003 and fees billed for audit-related services, tax services and all other services rendered by PwC for fiscal 2004 and 2003:

	2004	2003
Audit-fees(1)	$817,455	$487,300
Audit-related fees(2)	69,140	31,481
Tax Fees(3)	142,966	68,842

Total Fees:	$1,029,561	$587,623

(1)
Audit Fees—These are fees for professional services performed by PwC for the audit of Align's annual financial statements and review of financial statements included in Align's quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation. In 2004, these fees also included attestation services.

(2)
Audit-Related Fees—These are fees for the assurance and reviews related services performed by PwC that are reasonably related to the performance of the audit or review of Align's financial statements and are not reported under "Audit Fees". These services include accounting consultations and services related to internal controls.

(3)
Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties and international tax planning.

Audit Committee's Policy of Pre-Approval of Audit and Permissible Non-Audit Services

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. All PWC services in 2003 and 2004 were pre-approved by the Audit Committee.

The Board of Directors recommends that stockholders vote "FOR" the ratification of PricewaterhouseCoopers LLP as Align's independent registered public accountants for the fiscal year ending December 31, 2005.

PROPOSAL THREE

APPROVAL OF THE 2005 INCENTIVE PLAN

        Stockholders are being asked to approve the 2005 Incentive Plan (the "2005 Plan"). Our Board believes that the fundamental objectives of a long-term incentive compensation program are to align the interests of management and the stockholders and to create long-term stockholder value. The Board believes that the 2005 Plan increases our ability to achieve these objectives by allowing for several different forms of long-term incentive awards, which we believe will help us recruit, reward, motivate and retain talented personnel. Imminent changes in the equity compensation accounting rules, which will become effective for us on July 1, 2005, also make it important for us to have greater flexibility under the 2005 Plan. As the new equity compensation accounting rules come into effect, competitive equity compensation practices may change materially, especially as they pertain to the use of equity compensation vehicles other than stock options.

        Align currently has in place its 2001 Stock Incentive Plan. We intend for the 2005 Plan to replace the 2001 Stock Incentive Plan if our stockholders approve the 2005 Plan. If stockholders do not approve the 2005 Plan, the 2001 Stock Incentive Plan will remain in effect. The Board has approved the 2005 Plan, subject to approval from the stockholders at the Annual Meeting. Approval of the 2005 Plan requires the affirmative vote of the holders of a majority of the shares of Align's common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. As of March 28, 2005, no awards have been granted under the 2005 Plan. Align's named executive officers and directors have an interest in this proposal.

        Key points of the 2005 Plan include:

  •
  Unlike the 2001 Stock Incentive Plan, the 2005 Plan will not include an evergreen provision that automatically increases the shares reserved for issuance on an annual basis (the evergreen provision of the 2001 Stock Incentive Plan provides for an annual increase to the shares reserved for issuance in an amount equal to five percent of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum per year limit of three million (3,000,000) shares)). Rather, the 2005 Plan will have:

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  9,983,379 shares of our common stock reserved for issuance (which is equal to the number of shares of our common stock that is currently reserved and not issued under the 2001 Stock Incentive Plan), plus

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  up to an aggregate of 5,000,000 shares that are or would have been returned to the 2001 Stock Incentive Plan as a result of termination of outstanding options or repurchase of shares on or after March 28, 2005.

    We believe the elimination of the evergreen provision and the corresponding reduction in Align's overhang level (options granted but not yet exercised plus shares available for grant divided by total shares outstanding) is consistent with procedures and practices commonly deemed "best practices."

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  The 2005 Plan prohibits the grant of stock option or stock appreciation right awards with an exercise price less than the fair market value of our common stock on the date of grant.

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  The 2005 Plan also generally prohibits the "re-pricing" of stock options or stock appreciation rights, or the cancellation of such awards in exchange for new awards with a lower exercise price, unless approved by our stockholders. Exceptions to this prohibition are for events such as acquisitions, stock splits and certain other capital transactions where adjustments may be made to preserve the original economic value of the awards.

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  The 2005 Plan generally provides that full value awards (i.e., awards of restricted stock, performance shares and performance units) will vest over a period of at least three years, unless such award is to vest based upon achievement of one or more performance objectives, in which case vesting will be over a period of at least twelve-months.

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  We believe that full value awards can be an important and effective part of an equity compensation strategy consistent with best practices and can help limit stockholder dilution related to our equity compensation program. However, we recognize that the issuance of full value awards can potentially be more costly to our stockholders than appreciation awards such as stock options or stock appreciation rights. Accordingly, any shares subject to an award with an exercise or purchase price less than fair market value on the date of grant (e.g., shares subject to restricted stock, performance share or performance unit awards) will be counted against the 2005 Plan's share reserve as two shares for every one share subject to such award. Correspondingly, to the extent that a share that counted as two shares against the 2005 Plan reserve at the time of grant pursuant to the preceding sentence is recycled back into the 2005 Plan (e.g., upon award termination or share repurchase), the 2005 Plan will be credited with two shares that will thereafter be available for future issuance under the 2005 Plan.

  •
  We recognize that depleting the 2005 Plan's share reserve by only the net shares issued pursuant to the grant of a stock-settled stock appreciation right potentially makes the 2005 Plan more costly to our stockholders. Accordingly, each share subject to a stock settled stock appreciation right at the time of grant will count as a full share against the 2005 Plan share reserve, rather than only the net shares issued upon exercise of the stock appreciation right.

        We believe strongly that the approval of the 2005 Plan is essential to our continued success. In particular, we believe that our employees are our most valuable assets and that the awards permitted under the 2005 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. Such awards also are crucial to our ability to motivate employees to achieve Align's goals. For the reasons stated above, the stockholders are being asked to approve the 2005 Plan.

Summary of the 2005 Incentive Plan

        The following paragraphs provide a summary of the principal features of the 2005 Plan and its operation. The following summary is qualified in its entirety by reference to 2005 Plan as set forth in Appendix A.

        The 2005 Plan provides for the grant of the following types of incentive awards: (i) stock options; (ii) restricted stock; (iii) stock appreciation rights; and (iv) performance shares and performance units, which are referred to individually as an "Award." Additionally other stock and cash awards may be awarded under the terms of the 2005 Plan. Those who will be eligible for Awards under the 2005 Plan include employees, directors and consultants who provide services to Align and its subsidiary companies.

        As of March 28, 2005, approximately 1,000 employees, directors and consultants would eligible to participate in the 2005 Plan.

        Number of Shares of common stock Available Under the 2005 Plan.    The number of shares of our common stock that have been reserved but not issued under our 2001 Stock Incentive Plan (9,983,379 shares as of March 28, 2005), plus an aggregate of up to 5,000,000 shares that are or would have been returned to the 2001 Stock Incentive Plan as a result of termination of options or repurchase of shares on or after March 28, 2005, will be available for issuance under the 2005 Plan. In addition, any shares subject to awards of restricted stock or performance shares granted with an exercise price less than the fair market value on the date of grant will be counted against the share reserve as two shares for every one share subject to such Award. Further, to the extent that a share that was subject to an Award that counted as two shares against the 2005 Plan reserve pursuant to the preceding sentence is recycled back into the 2005 Plan, the 2005 Plan will be credited with two shares that will thereafter be available for issuance under the 2005 Plan. As of March 28, 2005, no Awards have been granted under the 2005 Plan.

        If we experience a stock dividend, reorganization or other change in our capital structure, including a merger or change in control, the Committee (as defined in "Administration of the 2005 Plan" below) will have the discretion to adjust the number of shares (i) available for issuance under the 2005 Plan, (ii) subject to outstanding Awards, and (iii) applicable to the per-person limits on Awards, as appropriate to reflect the change.

        Administration of the 2005 Plan.    A committee of at least two non-employee members of our Board (the "Committee") will administer the 2005 Plan. To make Awards to certain of our officers and key employees, the members of the Committee must qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and as "outside directors" under Section 162(m) of the Internal Revenue Code (so that Align can receive a federal tax deduction for certain compensation paid under the 2005 Plan). Subject to the terms of the 2005 Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the 2005 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the 2005 Plan to one or more directors and/or officers of Align, but only the Committee itself can make Awards to participants who are executive officers of Align.

        Options.    The Committee is able to grant nonqualified stock options and incentive stock options under the 2005 Plan. The Committee will determine the number of shares subject to each option, but no participant will be granted options or stock appreciation rights covering more than 1,000,000 shares during any of Align's fiscal years, except that a participant may be granted an option or stock appreciation right covering up to an additional 1,000,000 shares in connection with his or her initial service with Align. The Committee will determine the exercise price of options granted under the 2005 Plan, provided the exercise price must at least be equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding capital stock, must be at least 110% of the fair market value of our common stock on the grant date.

        The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term may not exceed five years. The Committee determines the term of nonstatutory options, but such options will generally terminate on the earlier of: (i) the date set forth in the Award agreement; or (ii) ten years from the date of grant.

        After termination of service with Align, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in a participant's Award agreement, a participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event will an option be able to be exercised later than the expiration of its term.

        Automatic Director Grants.    In addition to other Awards for which non-employee directors may otherwise be eligible, the 2005 Plan provides for the automatic grant of options to our non-employee directors. Each non-employee director who first becomes a member of the Board, whether through election by the stockholders or appointment by the Board to fill a vacancy, will receive an initial option to purchase 75,000 shares, except for those directors who become non-employee directors by ceasing to be employee directors. Non-employee directors who are then serving as directors and who have been directors for at least six months will receive an annual option to purchase 8,000 shares on the date of each annual meeting of our stockholders. All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to fair market value on the date of grant. Each initial option to purchase 75,000 shares becomes exercisable as to one-fourth of the shares subject thereto on each anniversary of its date of grant, provided the non-employee director remains a director through each such date. Each annual option to purchase 8,000 shares becomes exercisable as to 100% of the shares subject to the respective option on the one-year anniversary of the date of grant, provided that the non-employee director remains a director through such date.

        Stock Appreciation Rights.    The Committee will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of our common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Committee, subject to the terms of the 2005 Plan. No participant will be granted stock appreciation rights or options covering more than 1,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights or options covering up to an additional 1,000,000 shares in connection with his or her initial service with Align.

        After termination of service with Align, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant's Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

        Restricted Stock.    Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Committee in its sole discretion. For example, the Committee may set restrictions based on the achievement of specific performance goals. Awards of restricted stock may be issued either alone, in addition to, or in tandem with other Awards and/or cash awards made outside of or under the 2005 Plan. The Award agreement will generally grant Align a right to repurchase or reacquire the shares upon the termination of the participant's service with Align for any reason (including death or disability). The Committee will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 500,000 shares of restricted stock in connection with his or her initial employment with Align.

        Performance Units and Performance Shares.    The Committee will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Committee may establish are achieved or the Awards otherwise vest. The Committee will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. No participant will receive performance units with an initial value greater than $5,000,000 and no participant will receive more than 500,000 performance shares during any fiscal year, except that a participant may be granted performance shares covering up to an additional 500,000 shares in connection with his or her initial service with Align. Performance units will have an initial dollar value established by the Committee prior to the grant date. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

        Performance Goals.    Awards of Restricted Stock, Performance Shares and Performance Units, and other incentives under the 2005 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code and may provide for a targeted level or levels of achievement, including cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder's equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt-to-debt plus equity; ratio of operating earnings to capital spending; sales growth; return on net assets; or total return to stockholders. The performance goals may differ from participant to participant and from Award to Award and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

        Termination Due to Misconduct.    If a participant ceases to provide services due to his or her "misconduct" or should a participant engage in "misconduct" while holding an outstanding Award, then all Awards that the participant then holds will immediately terminate and the participant will have no further rights with respect to such Awards.

        Transferability of Awards.    The 2005 Plan generally will not allow for the transfer of Awards, and all rights with respect to an Award granted to a participant generally will be available during a participant's lifetime only to the participant.

        Change of Control.    In the event of our change of control, each outstanding Award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding Awards, the Committee will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the Award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. In such event, the Committee shall notify the participant that the Award is fully exercisable for such period of time as the Committee may determine from the date of such notice and that the Award will terminates upon expiration of such period. With respect to Awards granted to non-employee directors that are assumed or substituted for, if on the date of or following such assumption or substitution such director is terminated in his capacity as a director other than upon his or her voluntary resignation, then he or she will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares subject to such Awards, all restrictions on restricted stock will lapse, and all performance goals or other vesting criteria with respect to performance shares and performance units will be deemed achieved at target levels and all other terms and conditions met.

        Amendment and Termination of the 2005 Plan.    The Committee will have the authority to amend, suspend or terminate the 2005 Plan, except that stockholder approval will be required for any amendment to the 2005 Plan to the extent required by any applicable law, regulation or stock exchange rule. Any amendment, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award previously granted. The 2005 Plan will terminate in March 2010, unless our Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

        The number of Awards (if any) that an employee, consultant, or director may receive under the 2005 Plan is in the discretion of the Committee and therefore cannot be determined in advance. Under the automatic option grant program, however, each individual who first becomes a non-employee board member will receive an option grant to purchase 75,000 shares of common stock on the date the individual joins the Board. In addition, on the date of each annual stockholders meeting, each non-employee member of the Board who is to continue to serve as a non-employee board member, including each of our current non-employee directors, will automatically be granted an option to purchase 8,000 shares of common stock, provided the individual has served on the Board for at least six months. To date, only stock options have been granted under Align's equity plans. The following table sets forth (a) the total number of shares of common stock subject to options granted during the last fiscal year and (b) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
Thomas M. Prescott Director, President and Chief Executive Officer	150,000	$18.73
Eldon Bullington Vice President, Finance and Chief Financial Officer	82,000	$18.73
David Thrower Vice President, Global Marketing	61,000	$18.73
Len Hedge Vice President, Operations	61,000	$18.73
Roger George Vice President, Legal and Corporate Affairs, General Counsel and Corporate Secretary	54,500	$18.73
All executive officers, as a group (9 persons)	898,000	$17.40
All directors who are not executive officers, as a group (8 persons)	198,000	$18.82
All employees who are not executive officers, as a group	1,350,240	$18.02

Federal Tax Aspects

        The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Align of Awards granted under the 2005 Plan. Tax consequences for any particular individual may be different.

        Nonqualified Stock Options.    No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

        Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

        Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

        Restricted Stock, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

        Tax Effect for Align.    Align generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to Align's Chief Executive Officer and to each of our four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Align can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2005 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2005 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Align to continue to receive a federal income tax deduction in connection with such Awards.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND ALIGN WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2005 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

The Board of Directors recommends that stockholders vote "FOR" the approval of the 2005 Incentive Plan.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

        Align has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

        Corporate Governance Guidelines—Our Board of Directors has set forth its corporate governance practices in the Corporate Governance Guidelines of Align Technology,  Inc., a copy of which is available on the Investor Relations section of our website located at investor.aligntech.com. Selected provisions of the guidelines are detailed below.

        Board Committee Charters—Our Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at investor.aligntech.com.

        Code of Ethics—Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align's principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Align intends to satisfy the disclosure requirements for amendments to, or waivers from, the code of business conduct and ethics either by filing a Form 8-K or posting such information on our website at investor.aligntech.com, provided such method of disclosure complies with the rules of The Nasdaq Stock Market and the rules of the Securities and Exchange Commission (the "SEC").

Stockholder Communications with Board of Directors

        Direct Communications.    Stockholders may communicate directly with the non-management directors of Align by sending an email to board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or Align's management or independent advisors, as our General Counsel considers appropriate. After reviewing stockholder messages, our Board of Directors will determine whether any response is necessary or warranted.

        Annual Meeting—Align encourages that all Board members attend the annual stockholder meeting. Last year, one director attended our annual meeting of stockholders.

Director Recommendations and Nominations

        Process for Identifying and Evaluating Nominees and Relevant Criteria.    The Nominating and Governance Committee considers candidates for Board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. Where the Nominating and Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Governance Committee, the Board or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating and Governance Committee considers a number of factors, including the following:

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  the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board;

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  such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest; and

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  the prospective nominee's ability to dedicate sufficient time, energy and attention to the performance of his or her duties, including the prospective nominee's service on other public company boards, as specifically set out in our Corporate Governance Guidelines.

        The Nominating and Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

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  the highest personal and professional ethics and integrity;

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  proven achievement and competence in the nominee's field and the ability to exercise sound business judgment;

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  skills that are complementary to those of the existing Board;

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  the ability to assist and support management and make significant contributions to Align's success; and

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  an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

After completing the evaluation and review, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the Board determines and approves the nominees after considering the recommendation and report of the Nominating and Governance Committee.

        Stockholder Recommendation of Nominees.    Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board of Directors from stockholders holding no less than 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align's stockholders in the same manner as a nominee recommended by the Board of Directors, individual Board members or management.

        A stockholder may also nominate a person directly for election to the Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our Bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described above in the answer to the question "Is there any information that I should know about future annual meetings?"

Director Independence

        Current Board Members.    In accordance with the rules of The NASDAQ Stock Market, the Board undertook a review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board affirmatively determined that H. Kent Bowen, David E. Collins, Brian Dovey, Joseph Lacob, C. Raymond Larkin, Jr., Greg J. Santora and Warren S. Thaler are "independent directors."

        Board Committees.    All members of each of our three standing committees are required to be independent in accordance with rules of The NASDAQ Stock Market. See "Board of Director and Committee Meetings" below for a description of the responsibilities of each of the Board's standing committees.

        Executive Sessions of Independent Directors.    The Board periodically holds meetings of only the independent directors without management present. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least two-times a year.

Director Compensation

        Cash Compensation.    Our standard compensation plan for fiscal 2005 for non-employee directors is as follows:

Description of Meeting	Fee
Monthly retainer for membership on the Board of Directors (excluding Chair of Audit Committee and Chair of Compensation Committee)	$2,000
Monthly retainer for Chair of Audit Committee and Chair of Compensation Committee	$3,000
Each Face to Face Meeting of the Board of Directors	$1,500
Each Telephonic Meeting of the Board of Directors	$750
Each Face to Face Meeting of the Audit Committee	$1,000
Each Telephonic Meeting of the Audit Committee	$500
Each other Committee Meeting (Face to Face or in Person)	$750

        In fiscal 2004, under our director compensation plan then in place, the following directors received the compensation set forth in the chart below. No other directors received any cash compensation for their services to the Board. Each of Mr. Lacob, Mr. Dovey and Ms. Wirth has waived the payment of fees for his or her services to the Board.

Director	Total Compensation
H. Kent Bowen	$53,000
David E. Collins	$50,250
C. Raymond Larkin(1)	$26,750
Greg J. Santora(2)	$45,250
Warren S. Thaler(3)	$21,250

(1)
Mr. Larkin joined our Board of Directors in March 2004.

(2)
Mr. Santora is the Chair of our Audit Committee.

(3)
Mr. Thaler joined our Board of Directors in June 2004.

        Equity Compensation.    Under the Automatic Option Grant Program of our 2001 Stock Incentive Plan, which was approved by our Board of Directors and stockholders in January 2001, each non-employee director receives an automatic option grant for 8,000 shares of common stock on the date of each annual meeting of stockholders during his or her period of continued service on the Board, provided that the individual has served as a non-employee member of the Board of Directors for at least six months. The shares generally vest upon completion of one year of service on the Board of Directors, measured from the grant date. In addition, each new non-employee member of the Board of Directors will receive, at the time of his or her initial election to the Board, an automatic option grant for 32,000 shares of common stock that will generally vest in four successive equal annual installments over his or her first four years of service on the Board of Directors. The 2001 Stock Incentive Plan also enables the Board of Directors to make discretionary option grants to non-employee members of the Board of Directors. During fiscal 2004, the Board of Directors evaluated the size of the option grants to be made to non-employee directors under the Automatic Option Grant Program in light of the goals of the program that are designed to provide a meaningful opportunity for stock ownership in Align. After reviewing the size of the grants provided under the Automatic Option Grant Program, the Board decided to make additional discretionary option grants to Raymond Larkin and Warren Thaler. During fiscal 2004, Mr. Larkin and Mr. Thaler each received an initial grant of 32,000 of common stock shares and an additional discretionary grant of 43,000 shares of common stock for an aggregate total of 75,000 shares of common stock. Pursuant to our Automatic Grant Option Program, each of David Collins, Brian Dovey, H. Kent Bowen, Greg Santora, Kelsey Wirth, and Joseph Lacob received a grant of 8,000 shares of common stock.

        Each outstanding option under the Automatic Option Grant Program will become fully vested and immediately exercisable upon (i) certain changes in ownership or control of Align or (ii) the death or permanent disability of the Optionee while serving as a member of Align's Board of Directors. Upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock, each such option may be surrendered to Align for a cash distribution per surrendered option share in an amount equal to the excess of (a) the tender offer price paid per share of common stock over (b) the exercise price payable for the share underlying such option.

Board of Directors and Committee Meetings

        Our Board of Directors held 10 meetings during fiscal 2004. All of our directors attended at least 75% of the meetings of the Board and the committees on which he or she serves, except for Greg Santora who attended 7 out of 10 meetings of the Board of Directors.

  Audit Committee

        The purpose of the Audit Committee is to oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to review, approve and monitor our Code of Business Conduct and Ethics; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. A copy of the Audit Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com.

        The Audit Committee, which currently consists of David E. Collins, Brian Dovey, Greg Santora and Warren Thaler, held 12 meetings during 2004. None of the Audit Committee members are employees of Align and our Board of Directors has determined that each of the Audit Committee members are independent within the meaning of the listing standards of The NASDAQ Stock Market and the rules and regulations of the SEC. Warren Thaler joined the Audit Committee in June 2004 when he joined our Board. H. Kent Bowen resigned as a member of our Audit Committee when Mr. Thaler joined this committee. Our Board of Directors has determined that Mr. Santora is qualified as an "audit committee financial expert" within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The report of the Audit Committee for fiscal 2004 is included in this proxy statement.

  Compensation Committee

        The Compensation Committee is responsible for administering Align's benefit plans, reviewing and administering all compensation arrangements for executive officers, and reviewing general compensation goals and guidelines for Align's employees and the criteria for which bonuses are to be determined. A copy of the Compensation Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com.

        The Compensation Committee, which currently consists of David E. Collins, H. Kent Bowen and Brian Dovey, held 12 meetings during fiscal 2004. None of the Compensation Committee members are employees of Align and all of them are independent within the meaning of the corporate governance standards of The NASDAQ Stock Market. The report of the Compensation Committee for fiscal 2004 is included in this proxy statement.

  Nominating and Governance Committee

        The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and develop and recommend corporate governance principles and policies applicable to Align. The Nominating and Governance Committee also prepares and supervises the Board's annual review of director independence. A copy of the Nominating and Governance Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com.

        The Nominating and Governance Committee, which currently consists of Joseph Lacob, H. Kent Bowen and Raymond Larkin, held three meetings during fiscal 2004. None of the Nominating and Governance Committee members are employees of Align and all of them are independent within the meaning of the corporate governance standards of The NASDAQ Stock Market.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee of the Board of Directors was at any time, since the formation of Align, an officer or employee of Align. No executive officer of Align serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Align's Board of Directors or Compensation Committee.

PRINCIPAL STOCKHOLDERS

        Except as otherwise noted in the footnotes to the following table, the information contained in the table sets forth the beneficial ownership of our common stock as of March 28, 2005 by:

  •
  each stockholder known by us to own beneficially more than 5% of our Common Stock;

  •
  each of our executive officers named in the summary compensation table on page 25 of this proxy statement;

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined based on the rules of the SEC. The column captioned "Total Shares and Shares Underlying Exercisable Options Beneficially Owned" includes the number of shares of our common stock subject to options that are currently exercisable or will become exercisable on or before May 27, 2005 (60 days from March 28, 2005). The number of shares subject to options that each beneficial owner has the right to acquire on or before May 27, 2005 is listed separately under the column "Number of Shares Underlying Options Exercisable on or before May 27, 2005." These shares are not deemed exercisable for purposes of computing the percentage of shares beneficially owned by any other person. "Percentage of Outstanding Shares Beneficially Owned" is based upon 61,406,898 shares of our Common Stock outstanding as of March 28, 2005. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable on or before May 27, 2005	Total Shares and Shares Underlying Exercisable Options Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned(1)
Gordon Gund and affiliated entities(2)	6,505,450	—	6,505,450	10.59%
Delaware Management Holdings(3)	4,322,611	—	4,322,611	7.04
Janus Capital Management LLC(4)	3,813,865	—	3,813,865	6.21
Joseph Lacob(5)	3,572,192	54,395	3,626,587	5.90
Kelsey Wirth	1,271,922	546,395	1,818,317	2.93
Thomas M. Prescott	86,382	772,343	858,725	1.38
Len M. Hedge	145,110	152,476	297,586	*
David S. Thrower	14,500	188,526	203,026	*
Eldon M. Bullington	—	178,341	178,341	*
Warren S. Thaler	100,084	32,000	132,084	*
Roger E. George	2,281	128,987	131,268	*
H. Kent Bowen	55,500	54,395	109,895	*
David Collins	15,000	62,395	77,395	*
Greg J. Santora	—	59,708	59,708	*
Brian Dovey	—	54,395	54,395	*
C. Raymond Larkin, Jr.	2,000	44,541	46,541
All current executive officers and directors as a group (16 persons)(5)	5,264,971	2,444,791	7,709,762	12.07%

*
Less than 1%

(1)
In computing the percentage ownership of each person named in this table, shares of Align Technology common stock subject to options held by such person that will be exercisable within sixty days of March 28, 2005, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 449, Princeton, New Jersey 08542.

(3)
Based on a filing with the Securities and Exchange Commission on Schedule 13G, indicating beneficial ownership as of December 31, 2004. The address for Delaware Management Holdings is 2005 Market Street, Philadelphia, Pennsylvania.

(4)
Based on a filing with the Securities and Exchange Commission on Schedule 13G, indicating beneficial ownership as of December 31, 2004. The address for Janus Capital Management is 151 Detroit Street, Denver, Colorado.

(5)
Includes 1,619,463 shares held by entities affiliated with Kleiner Perkins Caufield & Byers, L.P. and 321,527 shares held by the Lacob Children's Irrevocable Trust. Mr. Lacob disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025. Consists of 1,492,421 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 86,526 shares held by KPCB VIII Founders Fund, L.P. and 40,516 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. Joseph Lacob, one of our directors, is a general partner of one or more of the Kleiner Entities and shares voting and dispositive power with respect to the shares held by one or more of such entities. Mr. Lacob disclaims beneficial ownership of such shares in which he has no pecuniary interest.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following Summary Compensation Table sets forth certain information regarding the compensation of each individual that served as Chief Executive Officer during fiscal 2004, and our four next most highly compensated executive officers whose compensation exceeded $100,000 in fiscal 2004 for services rendered in all capacities for the three years ended December 31, 2004 (the "Named Executive Officers").

		Annual Compensation					Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)
Thomas M. Prescott President, Chief Executive Officer and Director	2004 2003 2002	398,670 361,685 266,539	(1)	370,000 271,688 150,000	— — —		150,000 150,000 1,200,000
Eldon M. Bullington Vice President, Finance and Chief Financial Officer	2004 2003 2002	233,294 201,551 41,538	(2)	124,000 102,250 15,000	— — —		82,000 67,500 175,000
David S. Thrower Vice President, Global Marketing	2004 2003 2002	231,305 212,503 86,157	(3)	115,000 83,921 352,000	— — 37,483	(4)	61,000 45,000 200,000
Len M. Hedge Vice President Manufacturing	2004 2003 2002	226,280 207,632 200,000		120,000 84,240 60,000	— — —		61,000 81,000 75,000
Roger E. George Vice President, Legal and Corporate Affairs, General Counsel and Secretary	2004 2003 2002	220,847 202,863 86,923	(5)	117,000 75,000 30,000	— — —		54,500 58,500 165,000

(1)
Thomas M. Prescott joined Align as the President, Chief Executive Officer and a director in March 2002.

(2)
Eldon M. Bullington joined Align as Vice-President, Finance and Chief Financial Officer in October 2002.

(3)
David S. Thrower joined Align as the Vice President, Global Marketing in August 2002.

(4)
Represents payment to Mr. Thrower of relocation expenses.

(5)
Roger E. George joined Align as the Vice President, Legal and Corporate Affairs, General Counsel and Secretary in July 2002.

Option Grants in Fiscal 2004

        The following table sets forth information regarding option grants to each of the Named Executive Officers during the fiscal year ended December 31, 2004.

		Percent of Total Options Granted to Employees in 2004			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number or Securities Underlying Options Granted(#)
Name			Exercise or Base ($/SH)	Expiration Date
					5%	10%
Thomas M Prescott	150,000	6.13%	$18.73	3/12/2014	$1,766,879	$4,477,619
Eldon M. Bullington	82,000	3.35%	$18.73	3/12/2014	$965,894	$2,447,765
David S. Thrower	61,000	2.49%	$18.73	3/12/2014	$718,531	$1,820,899
Len M. Hedge	61,000	2.49%	$18.73	3/12/2014	$718,531	$1,820,899
Roger E. George	54,500	2.23%	$18.73	3/12/2014	$641,966	$1,626,868

        The actual stock price appreciation over the 10-year option term may not be at the above 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of common stock appreciates over the option term, no value will be realized from the option grant made to any Named Executive Officer.

        In fiscal 2004, we granted options to purchase up to a total of 2,446,240 shares to employees, directors and consultants under our 2001 Stock Incentive Plan at exercise prices equal to the fair market value of our common stock on the date of grant, as reported by NASDAQ.

        Options granted become fully vested and exercisable in the event Align is acquired by merger or asset sale, unless a successor corporation assumes the options.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information relating to option exercises and the number and value of shares of common stock underlying the unexercised options held by each of the Named Executive Officers as of December 31, 2004.

        The value of unexercised in-the-money options represents the positive spread between the exercise price of the stock options and the fair market value of our common stock as of December 31, 2004, which was $10.75 per share, multiplied by the number of shares subject to the option.

			Number of Securities Underlying Unexercised Options at December 31, 2004
					Value of Unexercised In-the-Money Options at December 31, 2004
Name	Shares Acquired on Exercise		Exercisable (#)	Unexercisable (#)
		Realized Value			Exercisable	Unexercisable
Thomas M. Prescott	346,404	$5,093,456	541,094	612,502	$3,063,346	$2,577,510
Eldon M. Bullington	25,000	$462,643	97,915	201,585	$710,031	$848,468
David S. Thrower	5,000	$83,310	115,215	170,585	$896,559	$820,760
Len M. Hedge	—	—	135,103	128,565	$1,009,213	$350,817
Roger E. George	26,500	$396,832	61,061	153,939	$425,794	$715,405

        The number of shares exercisable by each of the Named Executive Officers as of December 31, 2004 is equal to the number of vested option shares exercisable as of that date. In the case of certain of the outstanding options held by the Named Executive Officers, the options may be exercised for all of the underlying option shares but any unvested shares purchased under those options are subject to our right to repurchase the shares at the shares' option exercise price. The unvested option shares subject to those options are included in the above table in the number of option shares that are unexercisable as of December 31, 2004.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Employment Contracts

  (i)    Employment Agreement with Thomas M. Prescott

        Mr. Prescott serves as our President and Chief Executive Officer pursuant to an employment agreement originally entered into in March 2002, as amended and restated in April 2005.

        Under the agreement, Mr. Prescott currently receives a base salary of $400,000 per year, subject to possible increase by the Board. The agreement also provides that Mr. Prescott is entitled to an annual target bonus of 100% of his base salary based upon the attainment of performance objectives subsequently agreed upon and established by the Board. Mr. Prescott is also eligible for an annual incentive stock option grant, with 25% of the stock underlying the options to vest after 12 months of continuous service and the remainder to vest in equal installments over the next three years of continuous service. In the event Mr. Prescott is terminated without Cause (as defined in his employment agreement), Mr. Prescott will be entitled to (i) the then current year's target bonus, prorated for the number of days Mr. Prescott has been employed during the year, (ii) twenty-four month's base salary and (iii) the greater of 150% of the then current year's target bonus or the actual prior year's bonus. In the event of a Change of Control (as defined in Mr. Prescott's employment agreement), (i) Mr. Prescott will immediately vest in all outstanding options and (ii) if within 12 months of a Change of Control either (a) Mr. Prescott's employment is terminated without Cause or (b) Mr. Prescott resigns for Good Reason (as defined in his employment agreement), Mr. Prescott will immediately vest in all outstanding options and be entitled to (x) the then current year's target bonus prorated for the number of days the executive has been employed during the year, (y) twenty-four month's base salary and (z) the greater of 150% of the then current year's target bonus or the actual prior year's bonus.

        In connection with the amendment and restatement of Mr. Prescott's employment agreement, Mr. Prescott agreed that Align shall no longer be required to pay him an additional amount to cover additional tax liability arising from the application of excise tax in the event any payments to or benefits under his employment agreement are an "excess parachute payment" under federal income tax rules.

  (ii)    Employment Agreements with Executive Officers

        In fiscal 2002, we entered into employment agreements with each of Eldon M. Bullington, our Vice President of Finance and Chief Financial Officer, Roger E. George, our Vice President of Legal Affairs, General Counsel and Corporate Secretary, David S. Thrower, our Vice President of Marketing, and Len M. Hedge, our Vice President of Manufacturing. In fiscal 2003, we entered into employment agreements with Patricia L. Wadors, our Vice President of Human Resources. In fiscal 2004, we entered into employment agreements with Cecelia Claudio, our Vice President, Engineering and Chief Information Officer and Robert Mitchell, our former Vice President, Worldwide Sales and Customer Support. Mr. Mitchell resigned as our Vice President, Worldwide Sales and Customer Support in March 2005. In fiscal 2005, we have entered into an employment agreement with Rok Sribar, our Vice President, Research & Development. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. These executives are also eligible for an annual incentive stock option grant, with 25% of the stock underlying the options to vest after 12 months of continuous service and the remainder to vest in equal installments over the next three years of continuous service. In the event of a termination of an executive's employment without Cause (as defined in each employment agreement), such executive will be entitled to (i) the then current year's target bonus, prorated for the number of days the executive has been employed during the year, (ii) one year's base salary and (iii) the greater of the then current year's target bonus or the actual prior year's bonus. In the event of a Change of Control (as defined in each employment agreement), (i) the executive will immediately vest in options representing an additional 12 months of service and (ii) if within 12 months of a Change of Control either (a) the executive's employment is terminated without Cause or (b) the executive resigns for Good Reason (as defined in each employment agreement), the executive will immediately vest in all outstanding options and be entitled to (x) the then current year's target bonus prorated for the number of days the executive has been employed during the year, (y) one year's base salary and (z) the greater of the then current year's target bonus or the actual prior year's bonus.

Termination of Employment and Change in Control Arrangements

        In addition to the termination of employment and change in control arrangements described above, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 2001 Stock Incentive Plan to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Chief Executive Officer and Align's other executive officers, whether granted under that plan or any predecessor plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of Align, (ii) a change in ownership of more than 50% of our outstanding common stock or (iii) a change in the majority of the Board of Directors as a result of one or more contested elections for Board of Directors membership. The Compensation Committee also has the authority under the 2001 Stock Incentive Plan to accelerate the vesting of outstanding options immediately upon an acquisition or change in ownership or majority of the Board.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2004 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans including the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the 2001 Stock Incentive Plan and certain individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,050,000	(1)(2)	$10.35	(2)	15,221,000	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	9,050,000		$10.35		15,221,000

(1)
This number reflects the number of securities to be issued upon exercise of outstanding options under the 2001 Stock Incentive Plan and arrangements outside of this Plan between Align Technology, Inc. and two former employees. In January 2001, all outstanding options under the 1997 Equity Incentive Plan were subsumed under the 2001 Stock Incentive Plan. Currently there are no options outstanding under the 1997 Equity Incentive Plan.

(2)
We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan.

(3)
This number reflects securities available for future issuance under the 2001 Stock Incentive Plan and the Employee Stock Purchase Plan. In January 2001, all of the options available for issuance under the 1997 Equity Incentive Plan were subsumed under the 2001 Stock Incentive Plan. Currently there are no options available for issuance under the 1997 Equity Incentive Plan. Additionally, no options are available for issuance under any arrangement between Align Technology, Inc. and any individual. The 2001 Stock Incentive Plan provides that the number of shares of our Common Stock reserved for issuance thereunder will automatically increase on the first trading day of January in each calendar year by an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, with this annual increase not to exceed 3,000,000 shares. The Employee Stock Purchase Plan provides that the number of shares of our Common Stock reserved for issuance thereunder will automatically increase on the first trading day of January in each calendar year by an amount equal to three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, with this annual increase not to exceed 1,500,000 shares. As of December 31, 2004, the total number of our Common Stock reserved for issuance under the Employee Stock Purchase Plan is 5,109,000. As of December 31, 2004, the number of options available for future issuance under the 2001 Stock Incentive Plan is 10,112,000.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

        The Compensation Committee is responsible for reviewing and administering all compensation arrangements for Align's executive officers (including its CEO), administering Align's equity compensation plans and reviewing and making recommendations to Align's Board of Directors regarding general compensation goals and guidelines for Align's employees. The members of the Compensation Committee are David E. Collins, H. Kent Bowen and Brian Dovey, each of whom is an "independent director" as defined by the rules of The Nasdaq Stock Market, an "outside director" as defined in the Internal Revenue Code of 1986 and a "non-employee director" as defined in Rule 16b-3 under the Securities and Exchange Act of 1934. The Compensation Committee operates under a written charter adopted by the Board of Directors which establishes the duties and authorities described above. A copy of this charter may be found on the Investor Relations section of Align's website located at investor.aligntech.com. Align's Human Resources department supports the Compensation Committee in carrying out its work. The Compensation Committee also has the authority to directly engage outside firms or consultants to assist it in the review and determination of executive officer compensation levels, structure and design.

Align's executive compensation philosophy

        The fundamental objective of the Compensation Committee is to establish and maintain executive and equity compensation programs that maximize stockholder value over time. In furtherance of this objective, the Compensation Committee seeks to establish executive compensation policies that:

  •
  attract, retain and motivate a highly qualified executive team;

  •
  directly and substantially link compensation with corporate and individual performance; and

  •
  align executive and stockholder interests.

        The Compensation Committee reviews the major elements of Align's executive officer compensation program annually, in part with reference to a carefully selected peer group of similarly sized medical device and high growth technology companies, most of which are located in the San Francisco Bay Area. Although some of these companies are included in the indices referenced in our performance graph on page 37, the Compensation Committee believes that the peer group chosen by the Committee is a better reflection of the business and labor market in which Align competes.

        In order to attract, retain and motivate the superior executive talent that is crucial to the long-term creation of stockholder value, the Compensation Committee has determined to target executive officer base salaries at competitive median levels (when compared to the peer group of companies identified by the Compensation Committee) and to target executive officer total cash compensation at the 75th percentile of similarly situated executive officers at peer companies. This positioning ensures that overall pay levels for Align's executives are competitive and provides meaningful performance incentives by linking a substantial portion of executive officer pay to corporate and individual performance. Annual long-term equity compensation levels are generally targeted at or above competitive median levels depending upon corporate and individual performance.

Executive Compensation Components and Practices

        The three major components of each executive officer's total compensation package at Align are: (1) base salary; (2) annual variable cash incentive awards; and (3) long-term stock-based incentive grants. For fiscal 2004, the Compensation Committee engaged an outside compensation consulting firm to perform a comprehensive review of the major components of Align's executive officer pay. Over several meetings, the Compensation Committee reviewed the findings of the compensation consultant and our executive officers' compensation.

  Base Salary

        Each executive officer's base salary is determined annually by evaluating the most recent available data for comparable positions at the peer companies and each officer's role, responsibilities and performance. Based on its review of this data and each executive officer's role, responsibilities and performance, the Compensation Committee increased base salaries for our executive officers for fiscal year 2004 by between 2% to 10% from 2003 to generally approximate the 50th percentile for similarly situated executive officers at peer companies.

  Financial Performance Targets and Individual Performance Measures

        Prior to the beginning of each fiscal year, the CEO and other members of senior management establish an annual Operating Plan for the upcoming fiscal year which reflects Align's strategic direction and priorities. This Operating Plan is reviewed and approved by Align's Board of Directors (including each member of the Compensation Committee). The key financial elements from this Operating Plan which, for fiscal 2004, were revenue, gross margin, operating expense, net income and earnings per share, act as the financial performance targets for senior management. In addition to these financial measures, the CEO also sets other key objectives for each member of the senior management team, consistent with their strategic focus and current year priorities and recommends these objectives to the Board of Directors for approval. In fiscal 2004, these key individual performance measures included: achieving significant improvement in enterprise systems performance and stability to, among other things, meet Sarbanes-Oxley requirements; developing a strategic manufacturing plan to increase penetration of automation, decreasing variability and improving quality; performing intensive consumer surveys and developing an enhanced consumer marketing program; and achieving other key non-financial objectives that we believe are critical to creating long term value for our stockholders. The Compensation Committee ensures that an objective view of performance management occurs and a predetermined percentage of bonus earned is derived from both financial and strategic objectives. The Compensation Committee believes that oversight of this balance between shared financial goals and key individual performance measures enable it to play a more proactive role in ensuring pay-for-performance.

        For fiscal 2004, the Compensation Committee determined that achievement of the financial targets was the most important single measure of executive officer performance and assigned these targets a weight of 50% of the final bonus determination for each executive officer, other than the CEO.

  Variable Cash Incentive Awards

        As noted above, the Compensation Committee's practice is to target cash incentive award levels at the 75th percentile for comparable positions at peer companies. For fiscal 2004, based on a review of data from the peer companies, the target cash incentive award for each executive officer (other than the CEO) was 60% of his or her base salary with a maximum incentive award of 84% of his or her base salary. The Compensation Committee determined that Align met or exceeded its financial targets and each executive officer met or exceed his or her individual performance measures. However, due to Align's overall performance trend in the last six months of fiscal 2004, the Compensation Committee awarded each executive officer (other than the CEO) approximately 90% of his or her target cash incentive award.

  Long-Term, Equity-Based Incentive Awards.

        The Compensation Committee believes long-term equity grants align the interests of executive officers with stockholders by providing a significant incentive to each of our executive officers to remain employed by Align and to build long-term stockholder value. At this Annual Meeting, our stockholders are being asked to approve the 2005 Incentive Plan (the "2005 Plan") (see "Proposal Three"). The

Compensation Committee believes that the 2005 Plan increases Align's ability to achieve these objectives by allowing for several different forms of long-term incentive awards. As the new equity compensation accounting rules come into effect, competitive equity compensation practices may change materially, especially as they pertain to the use of equity compensation vehicles other than stock options. The Compensation Committee intends to monitor competitive changes in equity compensation practices in the coming months and years and take advantage of the flexibility provided under the 2005 Plan to craft appropriate awards in order to continue to incent our executive officers and to align the interests of executive officers with those of the stockholders.

        In determining the total amount to be granted annually to all recipients, including executive officers, the Compensation Committee considers the amount of equity compensation grants already held by the executive officer, dilution, number of shares of common stock outstanding, Align's achievement of its financial targets and the executive officer's potential contribution to the creation of long-term stockholder value. Based on these factors, the Compensation Committee sets equity grant guidelines for the executive officers. In general, these guidelines are intended to approximate the 50th percentile for comparable positions at peer companies. However, high performing executive officers (those who receive performance ratings, based on corporate and individual performance, equal to or greater than a score of 3.5 out of 5) will generally receive grants under these guidelines that approximate the 75th percentile for comparable positions at peer companies.

        During fiscal 2004, Align's executive officers were only granted options to purchase shares of Align's common stock under the 2001 Equity Incentive Plan. Each of our current executive officers (other than Rok Sribar who was not an employee in fiscal 2004 and Cecelia Claudio who joined Align in August 2004) received annual option grants in 2004 that approximated the 75th percentile for comparable positions at peer companies. Each option grant allows the executive officer to acquire shares of Align common stock at the market price on the date of grant. Generally, 25% of the shares subject to the stock option become exercisable on the one year anniversary of the date of grant and vest in 36 equal monthly installments thereafter, subject to the executive's continued service through that date. As a result, the option grants will provide a return only if the executive officer remains with Align and only if the market price of Align's common stock appreciates over the term of the option.

  Other Compensation Plans.

        Align has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees, including a 401(k) deferred compensation plan.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

        The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code of 1986. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options and stock appreciation rights granted by the company pursuant to its 2001 Stock Incentive Plan and, if adopted by its stockholders, those to be granted pursuant to the 2005 Plan qualify as "performance-based," other awards permitted by the terms of the 2005 Plan and certain other amounts paid under Align's compensation programs may not qualify for exemption from Section 162(m)'s deduction limitation.

CEO Compensation for fiscal 2004.

        The CEO's base salary is based on the same criteria described above in this report. Based upon data from the peer companies, the Compensation Committee increased the CEO's base salary for fiscal 2004 by approximately 6% to $385,000. This increase placed Mr. Prescott's compensation at approximately the 50th percentile of base salaries for CEO's at peer companies.

        For fiscal 2004, Mr. Prescott's target bonus was set at 100% of his base salary with a maximum of 140% of his base salary. Seventy-five percent of the final bonus determination for Mr. Prescott was based upon Align's achievement of its financial targets. Mr. Prescott's bonus reflects Align's financial performance consistent with the established financial targets, specifically:

  •
  Align's revenue increased 41% from $122.7 million in fiscal 2003 to $172.8 million in fiscal 2004.

  •
  Gross profit increased 62% from $71.2 million in fiscal 2003 to $115.3 million in fiscal 2004, representing 58% and 67% of revenue, respectively.

  •
  Align's net income was $8.8 million for fiscal 2004 as opposed to a net loss of $20.1 million in fiscal 2003.

  •
  Earnings per share (diluted) increased to $0.14 in fiscal 2004 from a loss per share of $0.35 in fiscal 2003.

        The remaining 25% of Mr. Prescott's bonus determination was based on the achievement of individual performance measures. Specifically, the Compensation Committee reviewed Mr. Prescott's success in strengthening Align's senior management team and leading Align towards achieving key elements of our strategic plan. The Compensation Committee determined that Align met or exceeded the financial targets and Mr. Prescott met or exceeded his established individual performance measures. However, due to Align's overall performance trend in the last six months of fiscal 2004, the Compensation Committee awarded Mr. Prescott a bonus of $370,000, which represented approximately 96% of his base salary.

        In fiscal 2004, the Compensation Committee also granted Mr. Prescott an option to purchase 150,000 shares of Align common stock at an exercise price of $18.73 per share. The exercise price represented the closing selling price per share of Align's common stock on the Nasdaq National Market on the grant date. This grant was made in accordance with the guidelines referenced above. Accordingly, based on Mr. Prescott's performance rating for fiscal 2004, the Compensation Committee believes that this amount approximates the 75th percentile for stock option grants of CEOs at the peer companies.

                      Respectfully submitted by:

                      THE COMPENSATION COMMITTEE
                      David Collins, Chair
                      H. Kent Bowen
                      Brian Dovey

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The following is the report of the Audit Committee of the Board of Directors with respect to Align's audited financial statements for the fiscal year ended December 31, 2004, which includes the consolidated balance sheet of Align as of December 31, 2004 and 2003, and the related consolidated statement of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004, and the notes thereto.

        In accordance with the written charter adopted by the Board of Directors, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

  •
  the integrity of the Align's financial statements;

  •
  Align's compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications, independence and performance; and

  •
  the adequacy of Align's internal accounting and financial controls.

The full text of the Audit Committee's charter is available on the Investor Relations section of Align's website (investor.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the rules of The NASDAQ Stock Market.

        In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

  •
  providing guidance with respect to Align's relationship with the independent auditors, including having the responsibility for their appointment, compensation and retention; reviewing the results and audit scope; and approving audit and non-audit services;

  •
  reviewing and discussing with management the quarterly and annual financial statements; and

  •
  overseeing management's implementation and maintenance of effective systems of internal controls.

        The Audit Committee met 12 times during fiscal 2004 and held discussions with management and Align's independent auditors. Management has represented to the Audit Committee that Align's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Align's independent auditors. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Before selecting PricewaterhouseCoopers LLP as Align's independent auditors for fiscal 2004, the Audit Committee carefully considered PricewaterhouseCoopers LLP's qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters to be considered under the SEC's rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants' independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.

        Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align's audited consolidated financial statements in Align's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

                      Respectfully submitted by:

                      AUDIT COMMITTEE
                      Greg J. Santora, Chair
                      David Collins
                      Brian Dovey
                      Warren S. Thaler

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ending December 31, 2004, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Warren Thaler's initial Form 3 report was filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions With Management and Others

  (i)
  Severance Agreement between Align and Jon Fjeld

        Jon Fjeld resigned as our Vice President, Engineering in July 2004. In connection with a Severance Agreement entered into between Mr. Fjeld and Align, and consistent with the terms of a previously negotiated employment agreement, Align agreed to pay the following amount:

    •
    $67,400, which represents Mr. Fjeld's fiscal year 2004 target bonus prorated for the number of days that Mr. Fjeld was employed during 2004;

    •
    $215,255 payable in 26 equal installments, which represents one year of Mr. Fjeld's base salary; and

    •
    $129,153, which represents the greater of Mr. Fjeld's calendar year 2004 target bonus or actual calendar year 2003 target bonus.

  (ii)
  Employment Agreements between Align and Cecelia Claudio, Robert Mitchell and Rok Sribar

        Since January 1, 2004, Align has entered into Employment Agreements with each of Cecelia Claudio, Vice President, Engineering and Chief Information Officer, Robert Mitchell, our former Vice President, Worldwide Sales and Customer Support and Rok Sribar, our Vice President, Research & Development. Mr. Mitchell resigned as our Vice President, Worldwide Sales and Customer Support in March 2005. See "Employment Agreements with Executive Officers" above for a more complete description.

  (iii)
  Employment Agreement between Align and Thomas Prescott

        In April 2005, Mr. Prescott's employment agreement was amended and restated. See "Employment Agreement with Thomas M. Prescott" above for a more complete description.

  (iv)
  Indemnification Agreements With Officers and Directors

        We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers and directors.

PERFORMANCE GRAPH

        Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, the following information relating to the price performance of our common stock shall not be deemed "filed" with the SEC or "Soliciting" Material" under the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

        The following graph compares the cumulative total stockholder return on our common stock with that of The NASDAQ Stock Market US Index, a broad market index published by the National Association of Securities Dealers, Inc., and a peer group index from January 26, 2001 through the end of fiscal 2004. The comparison for each of the periods assumes that $100 was invested on January 26, 2001 in our common stock, the stocks included in The NASDAQ Stock Market US Index and the stocks included the peer group index and that all dividends were reinvested.

        The peer group index consists of companies that were formerly included in Media General Financial Services' (now CoreData LLC) Medical Appliances and Equipment Group Index. Although this index is no longer publicly available, Align believes that the companies included in the index continue to provide a representative sample of enterprises that compete in sectors related to Align's business. The peer group consists of the ninety-six companies set forth below.

Peer Group

4-D Neuroimaging	Diapulse Corp. Of America	Resmed Income
Align Technology Inc	Dynatronics Corp.	Rita Medical Systems Inc
Allied Healthcare Products Inc	Elscint Limited	Rockwell Medical Technologies Inc
American Medical Systems Holdings Inc	Encore Medical Corp.	Saint Jude Medical Income
American Medical Technologies Inc	Escalon Medical Corp.	Sharps Compliance Corp.
American Science & Engineering Inc	Exactech Inc	Smith & Nephew PLC
Aradigm Corp.	Fonar Corp.	Somanetics Corp.
Arthrocare Corp.	Fresenius Medical Care AG	Sonic Innovations Inc
ATS Medical Inc	Hanger Orthopedic Group	Span-American Medical Systems Inc
Bio Logic Systems	Hologic Inc	Spectranetics Corp.
Biofield Corp.	Imaging Diagnostic Systems	Spectrx Inc
Biomet Inc	Inamed Corp.	Staar Surgical Company
Biosphere Medical Inc	Invacare Corp.	Steris Corp.
BSD Medical Corp.	Iridex Corp.	Synovis Life Technologies Inc
Cambridge Heart Inc	Lakeland Industries	TLC Vision Corp.
Candela Corp.	Langer Inc	Trimedyne Inc
Caprius Inc	Laserscope	Urologix Inc
Cardiac Science Inc	Lectec Corp.	Valley Forge Scientific
Cardima Inc	Medical Action Industries	Vasomedical Inc
Cardiodynamics International	Medtronic Inc	VISX Inc
Cardiogenesis Corp.	Mentor Corp.	Vital Images Inc
Celsion Corp.	Mine Safety Appliances Company	World Heart Corp.
Chad Therapeutics Inc	Miracor Diagnostics Inc	Wright Medical Group Inc
Cholestech Corp.	Natus Medical Inc	Zevex International Inc
CNS Inc	Neoprobe Corp.	Zimmer Holdings Inc
Compex Technologies Inc	Pace Medical Inc	Zoll Medical Corp.
Conmed Corp.	Palomar Medical Technologies Inc	Ivow Inc
Criticare Systems Inc	Pharmanetics Inc	Spearhead Limited Inc
Curon Medical Inc	Physiometrix Inc	Healthtronics Inc
Cygnus Therapeutic Systems	PLC Systems Inc
Datascope Corp.	Positron Corp.
Dexterity Surgical Inc	Possis Medical Inc
Diametrics Medical Inc	Quinton Cardiology Systems

OTHER MATTERS

        We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend or, if the Board of Directors has not provided a recommendation, in accordance with their own judgment.

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

                      THE BOARD OF DIRECTORS OF
                      ALIGN TECHNOLOGY, INC.

Dated: April 18, 2005

APPENDIX A

ALIGN TECHNOLOGY, INC.

2005 INCENTIVE PLAN

1.    Purposes of the Plan.    The purposes of this Plan are:

  •
  to attract and retain the best available personnel for positions of substantial responsibility,

  •
  to provide incentives to individuals who perform services to the Company, and

  •
  to promote the success of the Company's business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, SARs, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.    Definitions.    As used herein, the following definitions will apply:

          (a)   "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

          (b)   "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

          (c)   "Applicable Laws" means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

          (d)   "Award" means, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

          (e)   "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

          (f)    "Board" means the Board of Directors of the Company.

          (g)   "Change in Control" means the occurrence of any of the following events:

              (i)  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

             (ii)  The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

            (iii)  A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

            (iv)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

          (h)   "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

          (i)    "Committee" means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

          (j)    "Common Stock" means the common stock of the Company.

          (k)   "Company" means Align Technology, Inc., a Delaware corporation, or any successor thereto.

          (l)    "Consultant" means any person, including an advisor, engaged by the Company or its Affiliate to render services to such entity.

          (m)  "Determination Date" means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as "performance-based compensation" under Section 162(m) of the Code.

          (n)   "Director" means a member of the Board.

          (o)   "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

          (p)   "Employee" means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute "employment" by the Company.

          (q)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (r)   "Fair Market Value" means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Administrator may determine in good faith.

          (s)   "Fiscal Year" means the fiscal year of the Company.

          (t)    "Incentive Stock Option" means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (u)   "Inside Director" means a Director who is an Employee.

          (v)   "Misconduct" means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or its Affiliates, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company or its Affiliates in a material manner.

  The foregoing definition will not in any way preclude or restrict the right of the Company or its Affiliates to discharge or dismiss any Participant for any other acts or omissions, but such other acts or omissions will not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

          (w)  "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

          (x)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (y)   "Option" means a stock option granted pursuant to the Plan.

          (z)   "Outside Director" means a Director who is not an Employee.

          (aa)    "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (bb)    "Participant" means the holder of an outstanding Award.

          (cc)    "Performance Period" means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

          (dd)    "Performance Share" means an Award denominated in Shares which may be earned in whole or in part upon attainment of "Performance Goals" (as defined in Section 11) or other vesting criteria as the Administrator may determine pursuant to Section 9.

          (ee)    "Performance Unit" means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 9.

          (ff)    "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

          (gg)    "Plan" means this 2005 Incentive Plan.

          (hh)    "Restricted Stock" means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

          (ii)    "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (jj)    "Section 16(b)" means Section 16(b) of the Exchange Act.

          (kk)    "Service Provider" means an Employee, Director or Consultant.

          (ll)    "Share" means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

          (mm)    "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.

          (nn)    "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.

        (a)    Stock Subject to the Plan.    Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 9,983,379 Shares (the number of Shares which have been reserved but not issued under the Company's 2001 Stock Incentive Plan (the "2001 Plan") as of March 28, 2005), plus up to an aggregate of 5,000,000 Shares that are or would have been returned to the 2001 Plan as a result of termination of options or repurchase of Shares on or after March 28, 2005. The Shares may be authorized, but unissued, or reacquired Common Stock.

        (b)    Full Value Awards.    Any Shares subject to Options or SARs will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Restricted Stock or Performance Shares with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant will be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as two Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan will be credited with two Shares.

        (c)    Lapsed Awards.    If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, Shares actually issued pursuant to a SAR as well as the Shares that represent payment of the exercise price will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Option will not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

        (d)    Share Reserve.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.    Administration of the Plan.

        (a)    Procedure.

            (i)    Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

           (ii)    Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

          (iii)    Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

           (iv)    Other Administration.    Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

        (b)    Powers of the Administrator.     Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

            (i)  to determine the Fair Market Value;

           (ii)  to select the Service Providers to whom Awards may be granted hereunder;

          (iii)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

          (iv)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

           (v)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

          (vi)  to modify or amend each Award (subject to Section 21(c) of the Plan) including, without limitation, the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan. Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or SAR to reduce the exercise price of such Option or SAR after it has been granted (except for adjustments made pursuant to Section 16) nor may the Administrator cancel any outstanding Option or SAR and replace it with a new Option or SAR with a lower exercise price, unless, in either case, such action is approved by the Company's stockholders;

         (vii)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

        (viii)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;

          (ix)  to grant in addition to the incentives described in Sections 6, 7, 8 and 9 below, other incentives payable in cash or Shares under the Plan as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and

           (x)  to make all other determinations deemed necessary or advisable for administering the Plan.

        (c)    Effect of Administrator's Decision.    The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.    Eligibility.    Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary of the Company.

6.    Stock Options.

        (a)    Limitations.

            (i)  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

           (ii)  The following limitations will apply to grants of Options:

            (1)   No Service Provider will be granted, in any Fiscal Year, Options or SARs to purchase more than 1,000,000 Shares.

            (2)   In connection with his or her initial service, a Service Provider may be granted Options or SARs to purchase up to an additional 1,000,000 Shares, which will not count against the limit set forth in Section 6(a)(2)(ii)(1) above.

            (3)   The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 16.

            (4)   If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 16), the cancelled Option or SAR, as applicable, will be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option or SAR is reduced, the transaction will be treated as a cancellation of the Option or SAR, as applicable, and the grant of a new Option or SAR, as applicable.

        (b)    Term of Option.    The Administrator will determine the term of each Option in its sole discretion. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

        (c)    Option Exercise Price and Consideration.

            (i)    Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

            (1)   In the case of an Incentive Stock Option

              a)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

              b)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

            (2)   In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.

            (3)   Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

           (ii)    Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

          (iii)    Form of Consideration.    The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.

        (d)    Exercise of Option.

            (i)    Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

          An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with an applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

           (ii)    Termination of Relationship as a Service Provider.    If a Participant ceases to be a Service Provider, other than upon the Participant's death, Disability or Misconduct, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (iii)    Disability of Participant.    If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

           (iv)    Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.    Restricted Stock.

        (a)    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

        (b)    Restricted Stock Agreement.    Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing, during any Fiscal Year no Participant will receive more than an aggregate of 500,000 Shares of Restricted Stock; provided, however, that in connection with a Participant's initial service as an Employee, an Employee may be granted an aggregate of up to an additional 500,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

        (c)    Transferability.    Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

        (d)    Other Restrictions.    The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

        (e)    Removal of Restrictions.    Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The restrictions will lapse at a rate determined by the Administrator; provided, however, that Shares of Restricted Stock will vest no earlier than one-third (1/3rd) of the total number Shares of Restricted Stock subject to an Award each year from the date of grant, unless the Administrator determines that the Award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least twelve months. After the grant of Restricted Stock, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock upon or in connection with a Change in Control or upon or in connection with a Participant's termination of service, including, without limitation, due to death or Disability.

        (f)    Voting Rights.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

        (g)    Dividends and Other Distributions.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

        (h)    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.    Stock Appreciation Rights.

        (a)    Grant of SARs.    Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

        (b)    Number of Shares.    The Administrator will have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant will be granted SARs or Options covering more than 1,000,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant's initial service as an Employee, an Employee may be granted SARs or Options covering up to an additional 1,000,000 Shares.

        (c)    Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

        (d)    SAR Agreement.    Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

        (e)    Expiration of SARs.    A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.

        (f)    Payment of SAR Amount.    Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

            (i)  The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

           (ii)  The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9.    Performance Units and Performance Shares.

        (a)    Grant of Performance Units/Shares.    Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant will receive Performance Units having an initial value greater than $5,000,000, and (b) no Participant will receive more than 500,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant's initial service as an Employee, an Employee may be granted up to an additional 500,000 Performance Shares.

        (b)    Value of Performance Units/Shares.    Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

        (c)    Performance Objectives and Other Terms.    The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine; provided, however, that Awards of Performance Units/Shares will vest no earlier than one-third (1/3) of the total number units or Shares subject to such Award each year from the date of grant, unless the Administrator determines that the Award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least twelve months.

        (d)    Earning of Performance Units/Shares.    After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share upon or in connection with a Change in Control or upon or in connection with a Participant's termination of service, including, without limitation, due to death or Disability.

        (e)    Form and Timing of Payment of Performance Units/Shares.    Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

        (f)    Cancellation of Performance Units/Shares.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

10.    Other Cash or Stock Awards.    In addition to the incentives described in Sections 6 through 9 above, the Administrator may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate, provided that in any Fiscal Year, a Participant will not receive a cash Award under this Section in excess of $5,000,000.

11.    Performance Goals.    Awards of Restricted Stock, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement ("Performance Goals") including cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per Share; economic profit; economic value added; equity or stockholder's equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; return on net assets; or total return to stockholders. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals for a Participant will be determined by the Administrator based on the Company's tactical and strategic business objectives, which may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the

Administrator will determine whether to make any adjustments to the calculation of any Performance Goal with respect to any Participant for any significant or extraordinary events affecting the Company. In all other respects, Performance Goals will be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company's annual report.

12.    Leaves of Absence.    Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.    Transferability of Awards.    Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.    Termination of Relationship as a Service Provider due to Misconduct.    If a Participant ceases to be a Service Provider due to his or her Misconduct or should a Participant engage in Misconduct while holding an outstanding Award, then all Awards that the Participant then holds will immediately terminate and the Participant will have no further rights with respect to such Awards. Upon such a termination, the Shares covered by the Awards that so terminate will revert to the Plan.

15.    Awards to Outside Directors.

        (a)    General.    Outside Directors will be entitled to receive all types of Awards under this Plan, including discretionary Awards not covered under this Section 15. All grants of Options to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

        (b)    Granting of Awards.

           (i)    First Option.    Each Outside Director who becomes an Outside Director after the effective date of this Plan will be automatically granted a Nonstatutory Stock Option to purchase 75,000 Shares (the "First Option") on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First Option.

          (ii)    Subsequent Option.    Each Outside Director will be automatically granted a Nonstatutory Stock Option to purchase 8,000 Shares (a "Subsequent Option") on the date of each annual meeting of the Company's stockholders following date of stockholder approval of this Plan; provided that he or she is then an Outside Director and, provided further, that as of such date, he or she will have served on the Board for at least the preceding six (6) months.

        (c)    Terms of Options.    The terms of First Options and Subsequent Options granted hereunder will be as follows:

            (i)  the term of each Option will be ten (10) years.

           (ii)  the exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant.

          (iii)  Twenty-five percent (25%) of the Shares subject to each First Option will vest on each anniversary of the date of grant of such Option, so that 100% of the Shares subject to such Option will be vested four (4) years from the grant date, subject to Optionee continuing to be a Director through such dates. One hundred percent (100%) of the Shares subject to each Subsequent Option will vest on the one-year anniversary of the date of grant, subject to the Optionee continuing to be a Director through such date.

        (d)    Adjustments.    The Administrator in its discretion may change and otherwise revise the terms of Options granted under this Section 15, including, without limitation, the number of Shares and exercise prices thereof, for Options granted on or after the date the Administrator determines to make any such change or revision.

16.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

        (a)    Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 15.

        (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

        (c)    Change in Control.    In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

        With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant's status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

        For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

        Notwithstanding anything in this Section 16(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant's consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

17.    Tax Withholding.

        (a)    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

        (b)    Withholding Arrangements.    The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

18.    No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.    Date of Grant.    The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.    Term of Plan.    Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term ending on December 31, 2010 unless terminated earlier under Section 21 of the Plan.

21.    Amendment and Termination of the Plan.

        (a)    Amendment and Termination.    The Administrator may at any time amend, alter, suspend or terminate the Plan.

        (b)    Stockholder Approval.    The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Without limiting the foregoing sentence, the number of Shares available under the Plan pursuant to Section 3 herein may not be increased without approval of the Company's stockholders, except as provided in Section 3.

        (c)    Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.    Conditions Upon Issuance of Shares.

        (a)    Legal Compliance.    Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

        (b)    Investment Representations.    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.    Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24.    Stockholder Approval.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ALIGN TECHNOLOGY, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Align Technology, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2005 Annual Meeting of Stockholders and hereby appoints Thomas M. Prescott and Eldon M. Bullington or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Wednesday, May 25, 2005 at 10:00 am Pacific Daylight Time at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California 95054 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR": (1) EACH OF THE LISTED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL ONE; (2) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2005 FISCAL YEAR AS SET FORTH IN PROPOSAL TWO (3) THE APPROVAL OF THE 2005 INCENTIVE PLAN AS SET FORTH IN PROPOSAL THREE AND (4) AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FOLD AND DETACH HERE

ALIGN TECHNOLOGY, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

☒	Please mark votes as in this example.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2 & 3.		2.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS:
			Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Align Technology, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2005	FOR ☐	AGAINST ☐	ABSTAIN ☐
1.	ELECTION OF DIRECTORS. Nominees: (01) H. Kent Bowen (02) David E. Collins (03) Brian Dovey (04) Joseph Lacob (05) C. Raymond Larkin, Jr (06) Thomas M. Prescott (07) Greg J. Santora (08) Kelsey Wirth (09) Warren S. Thaler	3.	APPROVAL OF THE 2005 STOCK INCENTIVE PLAN: Proposal to obtain stockholder approval of the 2005 Stock Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES (except as indicated below)
☐ WITHHOLD FROM ALL NOMINEES
☐	(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above).	4.
			Upon such other matters as may properly come before or incidental to the conduct of the Annual Meeting of Stockholders, the proxies shall vote in accordance with their own judgment. Align Technology, Inc. is not presently aware of any such matters to be presented for action at the meeting.
		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

		After you have marked and dated this proxy, please sign exactly as your name appears on this card and return this card promptly in the enclosed envelope. If the shares being voted are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.
Signature:	Date:	Signature:	Date:

FOLD AND DETACH HERE

QuickLinks

TABLE OF CONTENT
GENERAL INFORMATION
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL THREE APPROVAL OF THE 2005 INCENTIVE PLAN
CORPORATE GOVERNANCE
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
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